EXHIBIT 5.1





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                                 Crowe & Dunlevy
                              500 Kennedy Building
                                321 South Boston
                           Tulsa, Oklahoma 74103-3313
                                 (918) 592-9800


                                  May 20, 1998



Pre-Paid Legal Services, Inc.
321 East Main Street
Ada, Oklahoma 74820

         Re:  Pre-Paid Legal Services, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

         You have requested our advice with respect to the legality of the common stock, $0.01 par value per share ("Common Stock"), of Pre-Paid Legal Services, Inc. (the "Company") issuable upon exercise of options evidenced by option agreements with certain regional vice presidents and a marketing consultant of the Company (the "Stock Option Agreements").

     We have examined, and are familiar with, the originals or copies, the authenticity of which have been established to our satisfaction, of all documents and other instruments we have deemed necessary to express the opinions hereinafter set forth. We have assumed the accuracy and completeness of such documents and instruments and of the information contained therein.

         Based on the foregoing, and upon consideration of applicable law, it is our opinion that the 384,000 authorized but unissued shares of Common Stock which may be issued pursuant to the Stock Option Agreements will, upon payment therefor and delivery thereof in accordance with the Stock Option Agreements, be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the above-captioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.

                                     Respectfully submitted,

                                     CROWE & DUNLEVY
                                     A PROFESSIONAL CORPORATION


                                     By:   /s/ J. BRADFORD HAMMOND
                                           -----------------------
                                               J. Bradford Hammond